EXHIBIT 10.32
AMENDMENT TO ADVISORY AGREEMENT

This Amendment to Advisory Agreement (this “Amendment”), dated July 24, 2012 (the “Effective Date”), is entered into by and between Imprimis Pharmaceuticals, Inc., a Delaware corporation (the “Company”) and Dr. Robert J. Kammer, an individual (the “Consultant”).

WHEREAS, the Company and the Consultant are parties to the Advisory Agreement, dated as of April 1, 2012 (the “Advisory Agreement”), pursuant to which the Company retained the Consultant to provide certain services for the Company as set forth therein;

WHEREAS, at the time of entry into the Advisory Agreement, the Company and the Consultant had mutually agreed to certain restrictions on Consultant’s ability to sell the shares of the Company’s common stock to be acquired by the Consultant as compensation for the performance of such services thereunder;

WHEREAS, due to an error, such restrictions were not included in the Advisory Agreement;

WHEREAS, the parties now desire to amend the Advisory Agreement as set forth herein in order to correct that error; and

WHEREAS, all capitalized terms used and not otherwise defined herein shall have the meanings given to them in the Advisory Agreement.

NOW THEREFORE, in consideration of mutual covenants contained herein, the parties hereby agree as follows:

A.	AMENDMENTS

1.   The Advisory Agreement is amended to add a new subsection d. immediately following the end of subsection c. of Section 7 thereof, which shall read in its entirety as follows:

d.           Consultant hereby covenants and agrees that Consultant shall not sell more than five percent (5%) of the shares of common stock acquired by Consultant as compensation under subsection a. of this Section 7 or upon any exercise of the option granted pursuant to subsection b. of this Section 7 during any single month without the express consent of the Board of Directors of the Company; provided, however, that Consultant shall be permitted to transfer such common stock to members of Consultant’s immediate family or to a trust the beneficiaries of which are exclusively Consultant and/or a member or members of Consultant’s immediate family, provided, further, that prior to any such transfer, each transferee shall execute an agreement pursuant to which each transferee shall agree to receive and hold such securities subject to the provisions set forth in this subsection d of Section 7.

B.	MISCELLANEOUS

1. Continuing Effect.  This Amendment shall be effective for all purposes as of the Effective Date.  Except as otherwise expressly modified by this Amendment, the Advisory Agreement shall remain in full force and effect in accordance with its terms.

2. Counterparts.  This Amendment may be executed in counterparts, each of which will be deemed an original, but all of such counterparts together will constitute one and the same agreement.

3. Governing Law.  This Amendment shall be governed by and construed in accordance with the laws of the State of California.

IN WITNESS WHEREOF, the undersigned have executed this Amendment to be effective as of the Effective Date.

IMPRIMIS PHARMACEUTICALS, INC.

By:	/s/ Andrew Boll
Name:	Andrew Boll
Title:	Vice President of Accounting and Public Re;porting

CONSULTANT

/s/ Dr. Robert J. Kammer
Dr. Robert J. Kammer